As Filed with the Securities and Exchange Commission on June 22, 2001,

                                                      Registration No. 333-59726
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      -------------------------------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            Artwork and Beyond, Inc.
             ------------------------------------------------------
             (Exact name of Registrant as Specified in Its Charter)

           Delaware                                   5900                               11-3507594
------------------------------            ----------------------------               ------------------
State or other jurisdiction of            (Primary Standard Industrial               (I.R.S. Employer
incorporation or organization)                 Classification Code)                  Identification No.)

                            Artwork and Beyond, Inc.
                                761 Coates Avenue
                            Holbrook, New York 11741
                                 (631) 471-0065
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Howard Blum
                                    President
                                761 Coates Avenue
                            Holbrook, New York 11741
                                 (631) 471-0065
            (Name, address, including zip code, and telephone number
                   including area code, of agents for service)
                      ------------------------------------
                                   Copies to:
                            Steven F. Wasserman, Esq.
                         Berlack, Israels & Liberman LLP
                              120 West 45th Street
                            New York, New York 10036
                                 (212) 704-0100

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                                              Continued overleaf

                                          CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------

=============================== ================ ===================== ================= ====================
                                                                           Proposed
                                                   Proposed Maximum         Maximum
    Title of Each Class of        Amount To Be    Offering Price Per       Aggregate            Amount Of
 Securities To Be Registered       Registered        Security (1)        Offering Price     Registration Fee
------------------------------- ---------------- --------------------- ----------------- --------------------
Common Stock(2)                     400,000              $1.50              600,000             $150.00
------------------------------- ---------------- --------------------- ----------------- --------------------

Common Stock(3)                     600,000              $1.50              900,000             $225.00

------------------------------- ---------------- --------------------- ----------------- --------------------
                                                                                         Total $375.00
------------------------------- ---------------- --------------------- ----------------- --------------------

                                                                       Previously paid         $375.00
------------------------------- ---------------- --------------------- ----------------- --------------------
                                                                          Amount due              0
------------------------------- ---------------- --------------------- ----------------- --------------------


(1) Estimated solely for purposes of calculating registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) 400,000 shares of common stock relate to the offering by Artwork and Beyond.

(3) 600,000 shares of common stock relate to the offering by the selling securityholder.

                          -----------------------------

         Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.

                          -----------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                Explanatory note

         This registration statement contains two prospectuses: one relating to the offering by Artwork and Beyond of 400,000 shares of its common stock, par value $.001, per share, for cash and another prospectus relating to the offering of 600,000 shares of common stock held by a selling securityholder who may wish to sell its common stock. The prospectus relating to the selling securityholder is referred to as the selling securityholder prospectus. Following the prospectus are substitute pages of the selling securityholder prospectus, including alternate pages front outside and back cover pages, an alternative "The Offering" section of the "Prospectus summary" and section entitled "Plan of distribution." Each of the alternate pages for the selling securityholder prospectus is labeled "Alternate page for selling securityholder prospectus." All other sections of the prospectus are to be used in the selling securityholder prospectus. In addition, cross-references in the prospectus will be adjusted in the selling securityholder prospectus to refer to the appropriate sections.

The informaton in this prospectus is not complete and may be changed. These securities may not e sold until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS                          Subject to Completion; dated June 22, 2001


                         400,000 Shares of Common Stock

                                       of

                            Artwork and Beyond, Inc.


         We are registering 400,000 shares of our common stock for sale on a "best efforts, all-or-none basis." Pending the sale of the 400,000 shares, all proceeds will be held in an escrow account. If 400,000 shares are not sold within 60 days from the date hereof, (which may be extended an additional 30 days in the sole discretion of the company), all monies received will be refunded to subscribers in full without interest thereon.

         Concurrent with this offering, we are registering 600,000 additional shares of common stock for sale by a selling securityholder who may wish to sell its shares in the open market or in privately negotiated transactions and is identified in a separate prospectus. The sale by the selling securityholder will only be made subsequent to the completion of the offering of the shares by the company.

                      ------------------------------------

         No public trading market for our common stock exists. We anticipate that our common stock will initially be traded on the OTC Bulletin Board after this offering. We have not taken any steps to obtain a market maker for our common stock.
                      ------------------------------------

         Our principal executive offices are located at 761 Coates Avenue, Holbrook, New York 11741. Our telephone number is (631) 471-0065.

                      ------------------------------------

         The common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 5 before you decide to purchase any common stock.
                      ------------------------------------

         Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is _______, 2001

                                                 TABLE OF CONTENTS
Prospectus summary................................................................................................1
Selected financial data...........................................................................................4
Risk factors......................................................................................................5

   Start-up Company...............................................................................................5
   May Not Adopt the Internet.....................................................................................5
   Additional Capital to Continue.................................................................................6
   Increasing Our Customer Base...................................................................................6
   Initially Depend On One Vendor.................................................................................6
   Conflict of Interest...........................................................................................7
   Failure to Maintain Our Website................................................................................7
   Two Founders, and Their Loss or Unavailability.................................................................8
   ARTinaClick Trademark..........................................................................................8
   Internet Domain Names..........................................................................................9
   Proprietary Rights of Others...................................................................................9
   Credit Card Fraud.............................................................................................10
   Restrictions on Resale of Shares..............................................................................11
   Price of Our Common Stock.....................................................................................11
   Lack of a Public Market.......................................................................................11
   Restrictions on the Resale of Our Common Stock................................................................12
   Dividends.....................................................................................................12
   Immediate and Substantial Dilution............................................................................12
   Sale of Additional Shares.....................................................................................12
   Penny Stock Regulations.......................................................................................13
   Anti-Takeover Provisions......................................................................................13
   Limitation on Director Liability..............................................................................14
   Sales That Impact on Sales....................................................................................14
   Rapid Technological Changes...................................................................................14

Forward-looking statements.......................................................................................15
Use of proceeds..................................................................................................15
Concurrent offering..............................................................................................16
Directors, Executive Officers, Promoters and Control Persons.....................................................18
Security ownership of certain beneficial owners and management...................................................21
Our business.....................................................................................................22

Plan of Operations...............................................................................................31

Certain relationships and related transactions...................................................................34
Executive Compensation...........................................................................................34
Description of securities........................................................................................38
Disclosure of commission position on indemnification for securities act liabilities..............................41
Plan of distribution.............................................................................................41
Legal matters....................................................................................................42
Experts..........................................................................................................42
Available Information............................................................................................42

         You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               Prospectus summary

         You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by our company described in "Risk factors" and elsewhere in this prospectus.

         This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Artwork and Beyond and our financial statements and the related notes appearing elsewhere in this prospectus.


                                   Our company


         Artwork and Beyond is a Delaware corporation which was formed on August 5, 1999. Our primary business is the sale of art, in two major areas:

1. Online retail sale of art which is conducted through its online retail division, ArtinaClick.com; and

2. Internet based charity art auctions which are conducted through our internet based charity art auction division, ArtAuctionFundraiser.com.

         Artwork and Beyond's online retail division, ArtinaClick.com, provides the consumer with a "one-stop" shopping experience for the purchase of art online. ArtinaClick.com offers a vast selection of images ranging from originals, lithographs, serigraphs, limited editions, prints and posters, to sports memorabilia and collectables. Items range in price from $5.00 to $1500 with the average sale being approximately $85.00. Items offered are at substantial savings from traditional retail galleries. We believe that our business strategy combined with targeted marketing and fulfillment will make it the premiere Internet site for art buying in the e-commerce space.

         Artwork and Beyond's emphasis for the consumer is ease-of-use, separating artwork into five unique galleries, coupled with a sophisticated and powerful search engine. In particular, the site tries to avoid the competitions mistake of offering to many framing options and images. It is management's belief that the consumer will not feel intimidated by lack of taste or knowledge and Artwork and Beyond will provide the consumer with a highly satisfying shopping experience.


         The E-commerce divisions sales plan is based on the idea that there is a pervasive frustration with the normal channels for buying art, as the industry still functions mainly as a cottage industry. Through careful marketing and strategic alliances, we will aggregate demand and drive traffic to our site. We believe that there is significant unrealized demand for art in the sub-luxury category and it is a product that is highly suitable for web purchases. We believe that the online shopping experience has significant advantages over the traditional method of purchasing art. Artwork and Beyond will create the perception of these advantages in the minds of the buying public, through a skilled marketing plan, thereby driving traffic to the site. Once at the site, visitors will be transformed into buyers through the value proposition articulated above.

         Artwork and Beyond's internet based charity art auction division, ArtAuctionFundraiser.com intends to capitalize on the expertise of both its supplier Ross Galleries and ArtinaClick.com, to provide online charity art auctions. There are numerous organizations including, alumni groups, religious organizations, schools, and health care organizations whose members are geographically dispersed. These organizations are constantly looking to raise funds to meet their operating budgets. We believe that an online auction would enable organizations to raise funds from their members no matter how geographically dispersed they may be.


         We believe that the online auction is at this point a proven concept, given sites such as eBay and Amazon, and little or no consumer resistance needs to be overcome. In addition, barriers to entry for newcomers wishing to offer charity auctions are significant, as credibility working with charities is difficult to build. We have entered into a fulfillment agreement with Ross Galleries located in Holbrook, NY. Ross Galleries has 25 full-time employees in a 20,000 sq. ft. facility. Ross Galleries has been in the charity art business for 13 years, has worked with 1700 different organizations, and conducted over 4000 land-based auctions. Management believes that the cost of implementing online charity auctions will be minimal, given Ross Galleries existing infrastructure.

         Our principal place of business is located at 761 Coates Avenue, Holbrook, New York, 11741. Our general phone number is (631) 471-0065.

                                  The offering

Shares outstanding before offering(1).......................     9,000,000 shares of common stock.

Shares offered by Artwork and Beyond........................     400,000 shares of common stock.

Plan of distribution........................................     Artwork and Beyond will offer and sell
                                                                 400,000 shares for cash at a price of
                                                                 $1.50 per share.

Use of Proceeds.............................................     Artwork and Beyond will receive the
                                                                 proceeds to be derived from the sale of an
                                                                 aggregate of 400,000 shares of common
                                                                 stock.

                                            Concurrent offering


Shares offered by Selling securityholders........................600,000 shares of common stock

Plan of distribution.............................................The offering of our shares of common stock is being made by one of our shareholders
                                                                 who wishes to sell its shares.  Sales of
                                                                 our common stock may be made by the
                                                                 selling securityholder in the open market
                                                                 or in privately negotiated transactions
                                                                 and at market prices, fixed prices or
                                                                 negotiated prices. See "Risk
                                                                 Factors-Restrictions on Resale"

Use of Proceeds..................................................We will not receive any of the proceeds from the sale of the shares owned by the
                                                                 selling securityholder.



-------------------------
(1) As of June 21, 2001.

                             Selected Financial Data


 .........The following selected financial data is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The financial information set forth below is audited with respect to the annual period ended December 31, 2000 and the two months ended December 31, 1999, as derived from Artwork and Beyond's financial statements.



                                                    Three Months Ended            Year Ended             8/5/99 (inception)-
                                                         3/31/01                   12/31/00                    12/31/99
                                                 ------------------------  ------------------------  ----------------------------
                                                       (unaudited)
Statement of  Operations Data:
Revenues .............................                    $53,723                   $19,113                      $-0-
Costs of goods sold ..................                     27,034                       -0-                       -0-
Operating expenses....................                    162,785                   791,658                    23,919
Loss from operations..................                   <136,096>                 <772,455>                  <23,919>
Interest income.......................                      7,418                    10,542                       -0-
Net loss..............................                   <128,678>                 <761,913>                  <23,919>

                                                          As of                     As of                       As of
                                                         3/31/01                   12/31/00                    12/31/99

                                                                                    Actual

    Selected Balance Sheet Data:

    Cash and cash equivalents.........                   $525,481                   $661,151                  $36,081

    Working capital...................                    426,736                    553,892                   36,081

    Total assets......................                    560,527                    688,930                   36,081

    Total liabilities.................                    107,534                    107,259                      -0-

  Stockholders' equity (deficit)......                    452,993                    581,671                   36,081

                                  Risk factors

         You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment. The risks and uncertainties described below are not the only ones we may face.

Risks Related to Our Business

We are a start-up company and we expect to encounter risks and difficulties frequently faced by start-up companies in new and rapidly evolving markets.


         We were founded in August 1999 by Howard Blum and Jay Camina and commenced operations on December 1, 2000. Prior to that date, our operations have consisted primarily of development of our business plan, negotiating a fulfillment agreement with Ross Galleries, Inc., completion of our web site www.ArtinaClick.com, and otherwise organizing our operations. An investor in our shares must consider the risks and difficulties frequently encountered by start-up companies in new and rapidly evolving markets. These challenges include our need to establish our brand name awareness, and our need to attract and retain customers at a reasonable cost.


         In addition, although we have substantial data on what specific works of art sell, we may have limited insight into other trends that may emerge and affect our business, because we are a start-up company and our market is in an early stage of development. We cannot be certain that our business strategy will be successful or that we will successfully address these risks. Any failure to do so would seriously harm our business and operating results.

Consumers may not adopt the Internet as a way of buying artwork.


         If we do not attract and retain a high volume of online customers to our web site at a reasonable cost, our business will not succeed. We may not be able to convert a large number of consumers from traditional shopping methods to online shopping for artwork and as a result may never achieve widespread customer acceptance of shopping for artwork online. Specifically, Consumers may not wish to change the way they purchase art and may feel it is necessary to view the actual works of art rather than pictures before purchasing them. In addition, Consumers may not be willing to make orders online due to perceived difficulty of placing complex orders online or pricing that does not meet customer expectations of "finding competitive prices on the internet." As a result, we may never drive sufficient revenues from our operations in order to become a profitable enterprise.




After completion of the offering, we will need additional capital to continue to operate and expand our business.

         We expect to have working capital of approximately $600,000 available from the net proceeds of this offering. All of the expenses of this offering are being paid for by Biofarm, Inc. See "Certain Relationships and Related Transactions". This working capital should permit us to continue to operate our business for approximately 12 to 18 months after completion of the offering. If we are unable to raise sufficient additional capital, we may be unable to satisfy our continuing working capital requirements from operations or other sources. Our inability to raise additional capital would also inhibit our ability to achieve of our business plan.


Increasing our sales will depend largely on increasing our customer base, rather than making sales to repeat customers.

         We expect our customers initially to be individuals and families purchasing artwork for home and office decoration and, to a lesser extent, as gifts. Unlike consumer products, which are used and repurchased, art is purchased for long-term use. Therefore, while we expect that we will have repeat customers if they have a favorable experience in purchasing from our web site, we expect that sales to repeat customers will be limited. Accordingly, we will have to attract new customers in order to expand our revenues and achieve profitability.


We will initially depend on one vendor; if it does not perform, we will not be able to effectively ship orders.

         To generate the significant customer traffic, volume of purchases and repeat purchases that we believe are crucial to obtaining sufficient revenues, we must develop and maintain customer trust in the timing and accuracy of our product deliveries. We expect to initially purchase all of the artwork that we will offer from only one vendor, Ross Galleries. Our business could be significantly disrupted if Ross Galleries were to suffer adverse developments that affect its ability to supply artwork to us. If for any reason Ross Galleries is unable or unwilling to supply products to us in sufficient quantities and in a timely manner, we may not be able to secure alternative vendors on acceptable terms in a timely manner, or at all.

         Negotiating and implementing relationships with additional vendors or distributors may not be possible due to our early stage of operations or may take substantial time and resources. In addition, we have agreed with Ross Galleries that we will only purchase artwork from other suppliers if Ross Galleries is not able to provide the same or better quality of art and framing at a lower price. This may make it difficult for us to establish relationships with new vendors. If we cannot develop and maintain relationships with vendors that allow us to obtain sufficient quantities of merchandise on acceptable commercial terms, our business may be materially adversely affected.

         Because we will rely on third parties to fulfill orders, we will depend on their systems for tracking inventory and financial data. In addition, our future order fulfillment and distribution process will require us to cooperate with our vendors with respect to the coordination of separate information technology systems. To the extent there are any problems, we cannot ensure that such problems will be resolved on a timely basis or at all. In addition, if we establish new vendor relationships, we cannot be sure that we will be able to integrate our respective information systems on a timely basis. If our vendors' systems fail or are unable to scale or adapt to changing needs, we may not have adequate, accurate or timely inventory or financial information. Our failure to have adequate, accurate or timely inventory and financial information would harm our ability to manage our business effectively.

         We will also rely on third-party carriers for product shipments, including shipments to and from distribution facilities. We therefore will be subject to the risks, including employee strikes and inclement weather, associated with our vendors and of our carriers' ability to provide product fulfillment and delivery services to meet our fulfillment and shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation, the Artwork and Beyond brand and our business and results of operations.


There is a conflict of interest between us and Ross Galleries.

         Ross Galleries will initially be our only supplier of the artwork that we will offer on our web site. Jay Camina, one of our founders and our President, is also the sole owner of Ross Galleries. Mr. Camina will determine the prices at which Ross Galleries will sell artwork to us. Accordingly, a conflict of interest exists between Mr. Camina's position with Ross Galleries and his position with us.



Failure to maintain our website could effect our ability to attract and retain customers.


         The satisfactory performance, reliability and availability of our web site, transaction processing systems and network infrastructure will be critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels. From time to time, we may experience temporary system interruptions for a variety of reasons, including power failures and software bugs. We may not be able to correct any problem in a timely manner. Because we intend to outsource certain aspects of our system (including software development and web site hosting) and because some of the reasons for a system's interruption may be outside of our control, we also may not be able to exercise sufficient control to remedy the problem quickly or at all. Any future system interruption that results in the unavailability of our web site or reduced order fulfillment performance could result in negative publicity and reduce the volume of goods sold and the attractiveness of our web site, which would negatively affect our business.

         To the extent that customer traffic on our web site grows substantially, we will need to expand the capacity of our systems to accommodate a larger number of visitors. We will be required to add additional software and hardware and further develop and upgrade our existing technology, transaction-processing systems, network infrastructure and distribution facilities to accommodate increased traffic on our web site and increased sales volume through our transaction-processing systems. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, or delays in reporting accurate financial information. We are not certain that we will be able to accurately project the rate or timing of increases, if any, in the use of our web site or in a timely manner to effectively upgrade and expand our transaction-processing systems or to integrate smoothly any newly developed or purchased modules with our existing systems.



We depend upon the continued availability of our two founders, and their loss or unavailability could put us at a competitive disadvantage.

         Our success depends largely on the skills, experience and reputation of our two founders Howard Blum and Jay Camina. The loss or unavailability of either of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition and results of operations. There can be no assurance that we will be able to replace these key individual in the event their services become unavailable. See "Management."


Failure to protect the ARTinaClick trademark could damage the Company.

         We filed an application for a United States trademark registration for "ARTinaClick." We may be unable to secure this registration. It is also possible that our competitors or others will adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term "ARTinaClick." Any claims or customer confusion related to our trademark, or our failure to obtain trademark registration, would negatively affect our business.

         We may rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our intellectual property and trade secrets. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our sales formats or to obtain and use information that we regard as proprietary.


         Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain name and determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications in the United States that claim trademarks that we use or have registered, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademark, which could result in substantial costs to us. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results. Finally, we may in the future sell our products internationally, and the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Many countries have a "first-to-file" trademark registration system. As a result, we may be prevented from registering or using our trademarks in certain countries if third parties have previously filed applications to register or have registered the same or similar trademark. Our means of protecting our proprietary rights may not be adequate, and our competitors could independently develop similar technology.

Maintenance of our internet domain names.

         We have registered the internet domain names "artworkandbeyond," "ARTinaClick" and "art auction fundraiser" and we may register one or more other domain names to use as our internet address. Domain names generally are regulated by internet regulatory bodies. The regulation of domain names in the U.S. and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain the "artworkandbeyond" domain name or other domain names that we register in all of the countries in which we conduct business. Further, we may not be able to prevent third parties from registering domain names that damage us while not infringing upon our trademark and other proprietary rights.


         The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.




We may be found to infringe proprietary rights of others.

         Third parties may claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all.


Our net sales would be harmed if we experience significant credit card fraud.

         A failure to adequately control fraudulent credit card transactions would harm our net sales and results of operations because we will not carry insurance against this risk. Under current credit card practices, we will be liable for fraudulent credit card transactions because we will not obtain a cardholder's signature.

Risks Associated with our Securities


Restrictions on Resale of shares held by selling securityholders could depress the future price of our common stock when these restrictions are removed.


         Certain restrictions are applicable to the 420,000 shares of the 600,000 shares of our common stock offered for sale by the selling securityholder in this prospectus. For a period of 6 months from the date of the closing of this offering, an aggregate of 420,000 shares being offered by the selling securityholder will not be eligible for resale. Such lock-up will terminate upon the (a) expiration of such 6 month period, (b) the issuance by the company for any reason of any additional shares of common stock, (c) mutual agreement of the company and the selling securityholder and (d) request by the company. The sale in the public market of such shares of common stock or the expectation of sales may adversely affect the prevailing market price of our common stock.


The price of our common stock in this offering has been arbitrarily determined.

         The offering price of our common stock has been arbitrarily determined by Artwork and Beyond and does not necessarily bear any relationship to our assets, book value, revenues, prospects or other established criteria of value.



Lack of a public market for our common stock.


         There is no public market for our common stock and no assurance can be given that a market will develop or that any shareholder will be able to liquidate his investment without considerable delay, if at all. There is no underwriter engaged in connection with this transaction and there can be no assurance that any brokerage firm will act as a market maker of our securities. If a market should develop, the price may be highly volatile. In addition, an active trading market for our common stock may not develop or be sustained. Our sale of an aggregate of 400,000 shares for cash and the sale by the selling securityholder of 600,000 shares of our common stock in the public market may cause the market price of our common stock to fall. Factors such as those discussed in this "Risk factors" section may have a significant impact on the market price of our common stock. Due to the anticipated low price of our common stock, many brokerage firms may not be willing to effect transactions in our common stock. Even in a purchaser finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price.


Investors may face significant restrictions on the resale of our common stock due to state and federal laws and regulations.

         Because our common stock has not been registered for resale under the blue sky laws of any state, our shareholders and those persons desiring to purchase our common stock in any trading market that may develop in the future should be aware that there may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our common stock. Accordingly, investors should consider the secondary market for our common stock to be a limited one. Investor may be unable to resell their stock without the significant expense of state registration or qualification.

We do not intend to pay dividends to our stockholders.

         We have never paid any dividends to our stockholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.




Investors will be subject to immediate and substantial dilution in the net tangible value per share of their shares after completion of the offering.


         Our net tangible book value per share prior to the offering is approximately $453,000. After the offering, we expect our net tangible book value per share to be approximately $1,053,000. Therefore, there will be an increase in the net tangible book value per share for our existing stockholders of approximately $.06. There will be dilution to investors in the net tangible book value per share of approximately $1.39. In addition, our founders have paid approximately $.15 per share for the 9,000,000 shares of our common stock that they own, whereas the investors will have paid $1.50 per share for their shares.



We may sell additional shares of our common stock without stockholder consent, which will dilute the investors' percentage interest in Artwork and Beyond.

         After completion of the offering, purchasers of the securities in this offering will own 1,000,000 shares, or 10% of our issued and outstanding shares. We may raise additional capital after completion of the offering by issuing additional shares of common stock. Our management will have the right to determine the number of shares that we will offer and the purchase price per share without the consent or approval of the investors. In addition, the investors will have no right to purchase shares in any subsequent offering in order to maintain their percentage ownership interest in Artwork and Beyond.


Penny stock regulations may impose certain restrictions on marketability of our securities.

         The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.


         Shareholders should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.




                  Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.

Anti-takeover provisions may adversely affect the value of our outstanding securities.

         Pursuant to our Certificate of Incorporation, our Board of Directors may issue up to one million (1,000,000) shares of preferred stock in the future with such preferences, limitations and relative rights as the Board may determine without stockholder approval. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control of Artwork and Beyond without further action by the stockholders. We have no present plans to issue any shares of preferred stock. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the persons became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of our company.

Limitation on director liability.

         As permitted by Delaware law, our Certificate of Incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of our charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.


Risks Related to Internet Commerce




Our sales could be negatively affected if we are required to charge taxes on purchases.

         We do not intend to collect sales or other similar taxes in respect of goods that we sell, except from purchasers located in New York. However, one or more states or the federal government may seek to impose sales tax collection obligations on out-of-state companies that engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or the federal government that we should collect further sales or other taxes on the sales of products through us could negatively affect our revenues and business.


If we do not respond to rapid technological changes, our services could become obsolete and our business would be seriously harmed.

         The internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our web site and proprietary technology and systems obsolete. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online gallery. Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of a web site and other proprietary technology entails significant technical, financial and business risks. We may not be able to successfully implement new technologies or adapt our web gallery, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, such inability could adversely impact our ability to build the Artwork and Beyond brand and attract and retain customers.

                           Forward-looking statements

         You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by our company described in "Risk factors" and elsewhere in this prospectus.


                                 Use of proceeds


         We estimate that the net proceeds from the sale of the 400,000 shares of common stock that we are offering will be $600,000. All of the expenses of this offering are being paid for by Biofarm, Inc. See "Certain Relationships and related party transactions."

         We intend to use all of such proceeds for working capital. We will retain broad discretion over the use of the net proceeds of this offering. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our development efforts, technological advances and the competitive environment for our products.

         Pending use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities. We will not receive any of the proceeds from the sale of the shares owned by the selling securityholder.


                                    Dilution

         As of March 31, 2001, the Company had a net tangible book value of $452,993 or $.05 per share (assuming that the Company had 9,000,000 Shares outstanding as of that date), derived from the Company's balance sheet as of that date. Net tangible book value per Share means the tangible assets of the Company less all liabilities, divided by the number of Shares outstanding taking into consideration the 3.7917519 for 1 stock split in April 2001 as if that split was completed in March 2001. After giving effect to the sale of the Shares offered hereby at a price of $1.50 per Share, net tangible book value as adjusted would be $1,052,993 or $.11 per share. The result will be an immediate increase in net tangible book value per share of $.06 to existing shareholders and an immediate dilution to new investors of $1.39 (93%) per share. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution.


Assumed value of Shares offered hereby..........................................                           $1.50
  Net tangible book value per Share, before the offering........................       $.05
  Increase  per share  attributable  to the sale by the Company of the Shares offered
hereby..........................................................................       $.06
                                                                                       ----
Pro forma net tangible book value per Share, after the offering.................                           $ .11
Dilution per Share to new investors.............................................                           $1.39


         The following table summarizes the investments of all existing shareholders and new investors after giving effect to the sales of the Securities offered hereby assuming no exercise of the Underwriter's Over-Allotment Option:

                                                                   Percentage        Aggregate       Percentage      Average
                                                    Shares          of Total       Consideration      of Total      Price Per
                                                   Purchased         Shares            Paid           Invested        Share
                                                   ---------       ----------      -------------     ----------     ---------
Existing Shareholders.......................       9,000,000          95.7%          1,367,503          69.5%         $ .15
Public Shareholders.........................         400,000           4.3%            600,000          30.5%         $1.50
                                                   --------           ----           ---------          -----
  Total                                            9,400,000          100%           1,967,503          100%
                                                   =========          ====           =========          ====


                               Concurrent offering

         The registration statement of which this prospectus is a part also includes a prospectus with respect to an offering of up to 600,000 shares of Artwork and Beyond common stock, all of which may be sold in the open market, in privately negotiated transactions or otherwise, directly by one (1) selling securityholder.

         We will not receive any proceeds from the sale of such 600,000 shares of common stock. The selling securityholder is paying all of the expenses associated with this offering and the concurrent offering. See "Certain Relationships and Related Transactions." Sales of such 600,000 shares of common stock by the selling securityholder or the potential of such sales may have a material adverse effect on the market price of the common stock offered hereby.

          Directors, Executive Officers, Promoters and Control Persons

Officers and directors

         The names and ages of the directors and executive officers of Artwork and Beyond are set forth below. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Officers are elected annually by the Board of Directors to service at the pleasure of the Board.

Name                          Age               Position(s) with the Company
----                          ---               ----------------------------

Howard Blum                   41                Chief Executive Officer,
                                                Co-Chairman of the Board

Jay Camina                    40                Co-Chairman of the Board




J. R. LeShufy                 76                Director


Background of Executive Officers, Directors and Significant Employees

Howard Blum Mr. Blum has served as Chief Executive Officer and Co-Chairman of the Board of the company since August 1999. Howard Blum has spent 17 years in the investment industry. He has worked for firms such as Schroder Wertheim, Oppenheimer, and Bluestone Capital and is currently employed at Global Emerging Markets, North America, a U.K.-based investment group and venture capital firm. Mr. Blum spent the early part of his career managing funds for high net-worth individuals and corporations. He has managed funds in excess of $50 million dollars. For the last five years, Mr. Blum has been involved in structuring various investment and merchant banking transactions and has raised over $100 million dollars for companies in technology, entertainment, and industrial manufacturing. Mr. Blum graduated with a BA in Economics from New York University.

Jay Camina Mr. Camina has served as Co-Chairman of the Board of the Company since August 1999. Jay Camina has spent his entire career in the art and picture framing industry. From 1979-1981 Mr. Camina was manager of a 30,000 square foot custom framing facility for Frame King, a franchise of 28 custom frame shops. This facility was the sole manufacturer of frames for the company's franchises. From 1981-1988 Mr. Camina worked for a fund-raising art auction company where he became familiar with all aspects of the art auction industry and was responsible for managing the manufacturing facility. From 1988 to the present, Mr. Camina has been sole owner and President of Ross Galleries. Ross Galleries, who has 25 employees, is vertically integrated, housing purchasing, manufacturing, sales and operations all under one roof. Mr. Camina's company has grown to become one of the leading fund-raising art auction companies in the country, conducting over 400 events each year.

J.R. LeShufy Mr. LeShufy has served as Director since September 2000. J.R. LeShufy was founder of Collectors' Guild Ltd. and Consolidated Fine Arts, the country's largest club for collectors of limited editions of graphics and sculpture. He was privileged to work with and publish some of the leading artists of the 20th Century, such as: Picasso, Chagall, Miro, Calder, Dali, Manzu, Siquieros, Tamayo, Soyer and Ben Shahn, amongst others. Mr. LeShufy is President of Trilenium Corp., a research and development company in computer software and hardware. He has spent several years working with various divisions of the Russian Academy of Sciences developing the transfer of intellectual property to the West. Mr. LeShufy serves on the boards of InKine Pharmaceutical Company, Inc. and TeleServices Internet Group, Inc.



Advisory Board


Artwork and Beyond has an Advisory Board of individuals who serve for a term of one year. The members of the advisory board are chosen by Howard Blum, the Company's Chief Executive Officer. The Advisory Board assists Artwork and Beyond in forming strategic relationships, and identifying potential customers. Each member of the Advisory Board has received options to purchase 2500 shares of common stock at an exercise price of $1.50 per share. The Advisory Board is comprised of the following individuals:


Todd Lindsley - Todd Lindsley is a national fund raising consultant. He has over 18 years of direct fund-raising and consulting experience, during which he has organized or overseen 30 national campaigns which raised over $1 billion cumulatively in charitable gift support. Earlier in his career he served Hartwick College, Glimmerglass Opera, and The University of North Carolina at Chapel Hill as Director of Alumni Relations, Director of Development/Campaign Director, and Assistant Dean for Development and External Affairs. He currently serves as President for his own fund-raising consulting firm where he serves as counsel to museums, hospitals, colleges, and other non-profit organizations. He holds a B.A. in Government from the College of William and Mary in Virginia.

Karen LeShufy - Karen LeShufy has been a fine art publisher/distributor for 20 years and is President of Editions Des Legendes, which has an exclusive agreement with the Toulouse-Lautrec family to recreate the works of Henri de Toulouse-Lautrec. Ms. LeShufy has been a consultant and worked on joint ventures with The Rockefeller Collection, American Express, Diners' Club, Fox Broadcasting and The New York Daily News. Karen has created and marketed programs for direct sale to galleries and the public, as well as direct marketing/mail order via television and print media. Ms. LeShufy has published for artists such as Dali, Tamayo, Siquieros, Manzu, Burton Morris, Bill Gallo, Gartner, Charon, Noyer and Salinas.

Cynthia Kacar - Ms. Kacar, President and founder of CircaVentures, has been a strategic growth and investment banking advisor and consultant to numerous Internet technology and content companies in Silicon Valley and throughout the U.S. She has worked with a range of companies from technology start-ups to large Internet portal companies. She has been an investment banking advisor and liaison with major venture capital and investment banking groups for Internet companies that span from content and technology start-ups in pre-IPO mode to public companies seeking secondary financing on the public equity markets or M & A strategies. Ms. Kacar was formerly a consultant with McKenna High Tech Strategies, where she worked on Internet strategies for companies such as Matsushita and Motorola. Ms. Kacar is the owner/founder/board advisor of several Internet companies including TENonline, a travel Internet company and SuperTuner, a company pioneering a video aggregation technology. She holds a BA in Biology from Lehigh University and an MBA in Finance and Marketing from the University of St. Thomas in Houston, Texas.

Compensation


         Artwork and Beyond has no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of its officers or directors, but the Board of Directors may recommend adoption of one or more such programs in the future. We have no employment contract or compensatory plan or arrangement with any officer of Artwork and Beyond. For the year ended December 31, 2000, Howard Blum, the Company's Chief Executive Officer, received a salary of $37,500. For the year ended December 31, 2000, Jason Norbeto, the Company's Chief Operating Officer, received a salary of $75,000. On September 30, 2000, the Company granted to Mr. Norbeto an option to purchase 180,000 shares of common stock, exercisable at $0.92 per share. The options vest one half on November 15, 2000, and the balance on May 15, 2001, and expire in September 2005. The exercise price equaled the fair value of the stock on the date of grant and, accordingly, the Company has not recorded any compensation expense related to these options. Mr. Norbeto's appointment with the Company terminated on December 31, 2000. There were no other salaries paid during the year ended December 31, 2000.


         Each director of Artwork and Beyond is entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of Artwork and Beyond but do not receive compensation for services that they have provided as directors. There is no compensation committee and no compensation policies have been adopted. Artwork and Beyond may elect to pay non-cash consideration in the form of options to directors in the future. In the future, we may elect a cash payment as well as a non-cash consideration.

         Security ownership of certain beneficial owners and management

                  The following table sets forth information, as of June 21, 2001 with respect to the beneficial ownership of the outstanding shares of our common stock, $.001 par value, as of such date plus, where relevant for particular beneficial owners, shares which such beneficial owner has the right to acquire) by (i) any holder known to us owning more than five percent (5%) of the outstanding shares; (ii) our officers and directors; and (iii) the directors and officers of Artwork and Beyond as a group:


                                       Number of Shares        Percentage (%) of
Name of Beneficial Owner*                Common Stock              Ownership
-------------------------              ----------------        -----------------

Howard Blum(1)                            3,791,752                   42%
Jay Camina(2)                             3,791,752                   42%
J. R. LeShufy(3)                                  0                    0
Giltner B. Stevens                        1,197,113                   13.3%
Biofarm, Inc.                               600,000                    6.67%

All Officers and Directors as a group     7,583,504                   84%
(2 persons)


* The address of all persons listed in this section is c/o Artwork and Beyond, Inc., 761 Coates Avenue, Holbrook, New York 11741.

(1) Howard Blum is the Chief Executive Officer and Co-Chairman of the Board of Directors.
(2)      Jay Camina is the Co-Chairman of the Board of Directors.
(3)      J.R. Le Shufy is a Director of Artwork and Beyond.

                                  Our business


Summary

         Artwork and Beyond is a Delaware corporation which was formed on August 5, 1999. Our primary business is the sale of art, in two major areas:

                           1. Online retail sale of art which is conducted through its online retail division, ArtinaClick.com; and

                           2. Internet based charity art auctions which are conducted through our internet based charity art auction division,
                                    ArtAuctionFundraiser.com.


         Our retail division, ArtinaClick.com, provides the consumer with a "one-stop" shopping experience for the purchase of art online. ArtinaClick.com offers a vast selection of images ranging from originals, lithographs, serigraphs, limited editions, prints and posters, to sports memorabilia and collectables. Items range in price from $5.00 to $1500 with the average sale being approximately $85.00. Items offered are at substantial savings from traditional retail galleries. Artwork and Beyond believes that its business strategy combined with targeted marketing and fulfillment will make it the premiere Internet site for art buying in the e-commerce space.

         Our emphasis for the consumer is ease-of-use, separating artwork into five unique galleries, coupled with a sophisticated and powerful search engine. In particular, the site tries to avoid the competitions mistake of offering to many framing options and images. It is management's belief that the consumer will not feel intimidated by lack of taste or knowledge and Artwork and Beyond will provide the consumer with a highly satisfying shopping experience.

         The E-commerce divisions sales plan is based on the idea that there is a pervasive frustration with the normal channels for buying art, as the industry still functions mainly as a cottage industry. Through careful marketing and strategic alliances, we will aggregate demand and drive traffic to our site. We believe that there is significant unrealized demand for art in the sub-luxury category and it is a product that is highly suitable for web purchases. We believes that the online shopping experience has significant advantages over the traditional method of purchasing art. Artwork and Beyond will create the perception of these advantages in the minds of the buying public, through a skilled marketing plan, thereby driving traffic to the site. Once at the site, visitors will be transformed into buyers through the value proposition articulated above.

         Artwork and Beyond's internet based charity art auction division, ArtAuctionFundraiser.com intends to capitalize on the expertise of both its supplier Ross Galleries and ArtinaClick.com, to provide online charity art auctions. There are numerous organizations including, alumni groups, religious organizations, schools, and health care organizations whose members are geographically dispersed. These organizations are constantly looking to raise funds to meet their operating budgets. We believe that an online auction would enable organizations to raise funds from their members no matter how geographically dispersed they may be.

         We believe that the online auction is at this point a proven concept, given sites such as eBay and Amazon, and little or no consumer resistance needs to be overcome. In addition, barriers to entry for newcomers wishing to offer charity auctions are significant, as credibility working with charities is difficult to build.

         We have entered into a fulfillment agreement with Ross Galleries located in Holbrook, NY. Ross Galleries has 25 full-time employees in a 20,000 sq. ft. facility. Ross Galleries has been in the charity art business for 13 years, has worked with 1700 different organizations, and conducted over 4000 land-based auctions. The agreement provides that Ross Galleries will supply Artwork and Beyond with its art and framing services for a period of seven years. Management believes that the cost of implementing online charity auctions will be minimal, given Ross Galleries existing infrastructure. Ross Galleries will be our primary source of supply.

Online sales of art

         Our website commenced full operation on December 1, 2000. Artwork and Beyond's retail web site www.ArtinaClick.com was designed with enhanced functionality to provide consumers with the ideal "one-stop shop" online art experience. Artwork and Beyond has expended approximately $133,000 in the development and construction of our website. The site carefully focuses potential buyers on product selection via virtual galleries that are thematically organized, as well as education and consultation to supplement the galleries. The following features are offered to prospective consumers:


Product Selection:

The e-commerce site consists of five unique galleries:

o Collector's Gallery -- This gallery consists of customized framed originals and limited edition lithographs and serigraphs custom-framed by well known as well as up-and-coming artists. Among the featured artists are Thomas McKnight, Michel Delacroix, Bev Doolittle, Leroy Neiman, and Thomas Kinkade.

o Great Masters -- This gallery consists of elegantly framed works by the great masters such as Renoir, Monet, Rembrandt and Chagall in various media such as etchings, serigraphs and artagraphs.

o Print Shoppe -- This gallery currently consists of approximately 15,000 images available with a choice of three decorator framing selections. Artists include names such as Ansel Adams, Howard Behrens, and Tarkay.

o Sports Expo -- This gallery consists of custom-framed autographed photos by sports heroes and celebrities. A Certificate of Authenticity accompanies all items sold from a handwriting expert guaranteeing each signature.

o "Art Express"-- This gallery contains a subset of selected merchandise from the above galleries that can be shipped the next business day. Artwork and Beyond has approximately 1,000 pieces of art that are featured in this gallery at all times. It is the opinion of management that no company will be able to successfully compete with Artwork and Beyond in this offering, as it is extremely unlikely that the competition will have such a wide selection of framed artwork in stock that can be shipped the next business day. The relationship with Ross Galleries enables Artwork and Beyond to implement this service, because the inventory will be culled from Ross Galleries's offline inventory. Ross Galleries in conjunction with Artwork and Beyond has carefully selected the artwork in Art Express based on items sold over twelve years at Ross Galleries. Management believes that this data will permit us to determine consumer preferences and increase inventory turnover.

         Consumer Service: Artwork and Beyond offers the services of a customer-care representative who will be available by e-mail or telephone on a 24 hours, seven days a week, 365 days a year basis to assist with consumer questions such as the status of orders and shipments, upcoming events, and questions about site offerings and navigation.

         Site Specific Features: The Artwork and Beyond site offers the user an internal search engine giving shoppers the ability to search by keyword, subject, artist, style, price range, title, size and medium. This helps create an easy-to-use shopping environment and enhance the buying experience. The "My Gallery" pages will allow online users to track their purchases as well as save favorite selections for later viewing.

         Education: Artwork and Beyond anticipates having educational components, such as interactive tutorials, will help users to understand contemporary art and to gain confidence in their own preferences. Feature articles on art collecting, museum and gallery exhibits as well as other art-related events will keep art lovers up to date on the events, opinions and controversies animating the art world. Moreover, customers will get information on featured artists, providing insights into the creative development process. All this will help aggregate consumer demand by creating the "stickiness" that accompanies successful online community building.

     Marketing and Sales Strategy


              Technology creates not only great opportunities but also many risks for online merchants. Low barriers to entry encourage competitors to quickly replicate successful e-offerings, literally overnight. Artwork and Beyond recognizes this ever-present danger and believes that the first step in preserving site identity is to offer non-technical benefits that are difficult to imitate - primarily a high level of service, since service that exceeds consumer expectations will always be appreciated. Artwork and Beyond intends to attract its potential customers through the adoption of an aggressive online and offline marketing strategy which, when combined with strategic partnerships and joint venture opportunities we believe will help to position us as the market leader. Currently, ArtinaClick.com is a premiere merchant in Microsoft's e-shop as well as in Lycos shopping. In addition, the company has a storefront as a z merchant in Amazon.com. We believe that our primary customer will be the average American consumer.

              We are intent on building an online community, building trust and brand loyalty, thereby facilitating sales revenue and repeat visits. Customers at the e-commerce site will be given several incentives to join Artwork and Beyond's growing family - from loyalty-based coupons to contests and redeemable points. Thus, we believe, the site will build a large demographic database, from which it will be able to "mine" relevant marketing information.

              In the e-commerce sphere, direct marketing to the target audience will be the key to the site's success. One aspect of Artwork and Beyond's marketing strategy will be to co-brand its product line with top regional and national home furnishing outlets. We believe that these strategic alliances will enable Artwork and Beyond to attract both male and female shoppers. Artwork and Beyond will then strive to differentiate between male and female shoppers by creating gender and lifestyle-specific product lines. For example, Sports Memorabilia will be targeted towards the male segment and posters towards college students. We believe that women's purchases dominate the home decor market and therefore will be a primary target audience of our marketing efforts. The diversity of Artwork and Beyond's appeal should be beneficial to its brand equity, long-term sales and profits. In short, we will follow the time-honored prescription of "get big, get niche, or get out," reducing marketing costs through a selective focus on the most profitable niches.

              In addition, the site will employ direct mail campaigns; opt in e-mail campaigns and revenue sharing agreements. This will help leverage the brand, allowing for other sales opportunities and the creation of strategic alliances with key players in related industries. There will in general be 3 types of affiliates:

              o sites (profit and non-profit) where we will advertise, returning a commission of up to 20% of revenue generated to that site;

              o affiliate membership groups and sites, whose members will get up to a 20% discount on the our art with no commissions paid to that group (like buyers' clubs); and

              o private-label/co-branded sites, which we will design for other outlets, collecting a percentage of sales.

              Currently Artwork and Beyond is a merchant with Commission Junction, the leading affiliate market solution provider. Within Commission Junction, Artwork and Beyond has signed up over 1500 affiliate partners. We will also employ limited strategic media planning techniques, such as regional advertising. Thus, Artwork and Beyond will be able to track responses and use targeted marketing messages. Art sites are particularly suited to this type of Internet advertising since viewers are usually browsers looking through numerous pages and eliciting multiple exposures.

     Other marketing approaches will include:

         Cross marketing - Create strategic alliances with resellers such as national and regional home furnishing firms decorators, museum stores, and office and hospitality markets. Artwork and Beyond will accomplish this in the following manner:

              o We will attempt to private-label web sites for resellers leveraging the Artwork and Beyond name and expertise. The site will contain custom-framed images that would be exclusive to the reseller. We believe the reseller would induce their consumer to purchase art at opportune times, such as when purchasing. The images, frames, and mattes can be selected by the reseller or an Artwork and beyond consultant. Artwork and Beyond intends to hire regional sales representatives to offer private label services to chain stores. The salesperson will demonstrate the private label service using a laptop and a mock-customized web site. The benefit to the affiliated chain store would be to eliminate tangible inventory, increase convenience and have more extensive offerings for their clients. If the stores have their own web sites, Artwork and Beyond will create a link connecting both sites. In addition, Artwork and Beyond intends to engage sales representatives to make presentations to businesses in their respective markets.

              o We could also work with representatives that are supplying complimentary products to hotels, hospitals, restaurants, etc enhancing their ability to offer them additional product to their clients. Revenue-sharing agreements with related companies (for instance, home furnishings stores) will leverage the brand, allowing for increased sales opportunities and the creation of strategic alliances with key players in related industries.

         Professional markets (Interior decorators and corporate market) - Artwork and Beyond intends to include decorators in its marketing effort by providing them with password-protected access to a special "trade-only" section of the site. Interior decorators working with Artwork and Beyond would have the ability to immediately select appropriate images together with their clients from the web site. Decorators would save a tremendous amount of time and effort by not having to shop from gallery to gallery. Affiliated decorators could promote corporate sales in a similar manner.

         Joint venture alliances -We will create alliances with other online sites that do not offer prints as well as online sites that offer prints but do not offer on-site custom framing.

         o      Generate online announcements to trade publications
         o      Announcements to offline gallery and print consumers
         o      Registration with search engines and directories
         o      Carefully designed HTML metatags
         o Announcements to artists and related trades with promotional offers

         o Press releases in industry journals -- Artwork and Beyond will advertise in trade journals that cater to physicians, attorneys, hotels, etc. All of these represent potential business for Artwork and Beyond.
         o Encourage links to the Artwork and Beyond site from other key sites which appeal to Artwork and Beyond's target consumer base
         o Direct mail to art enthusiasts identified by mailing lists of traditional competitors, as well as art magazines and other sources.
         o The development of an aggressive on- and offline advertising campaign that will build brand awareness


     On March 21, 2001, Artwork and Beyond entered into a sales and distribution agreement with Ivana Haute Couture & Company, Inc. whereby Artwork and Beyond will produce, package and distribute artwork for the Ivana Haute Couture & Company, Inc. Ivana World website. The agreement provides that Artwork and Beyond will fulfill all orders as required for framed art that it will supply and make available to the Ivana World website. Over time, we will offer other related products and services, such as mirrors, rugs, sculptures, quilts, tapestry and accessories. Other product concepts in the pipeline include the development of a signature home furnishings line.



Internet based charity art auctions

         It is estimated that total charitable contributions in the US are in the billions of dollars on an annual basis. While figures do not exist for the size of the charity art auction market, given the enormous number of universities, hospitals, healthcare organizations clubs and other community organizations, it is management's belief that online charity art auctions will work extremely well with members of a particular organization. Through its art auction division ArtAuctionFundraiser.com, Artwork and Beyond has developed an easy-to-use online method that allows constituents and guests of organizations to bid online for the highest quality, custom framed artwork with a percentage of the revenues generated from the auction going back to that particular organization. ArtAuctionFundraiser.com will plan, organize and conduct the online auction in a manner that is extraordinarily simple to understand by all participants, regardless of their Internet proficiency. All that is required for organizations constituents or guests to participate are a computer with Internet access. No special technical expertise or online auction experience is needed.


How an on-line charity art auction works

         Artwork and Beyond will solicit organizations that it believes would benefit from on online charity art auction. Once an organization has signed up for an event, ArtAuctionFundraiser.com will send out custom online invitations to the organizations constituents and guests via e-mail. The invitation will detail the dates of the event, the online address (URL) to enter the auction, and a unique password to the organizations private auction. If the organization prefers to handle the e-mailing itself, ArtAuctionFundraiser.com will customize an online invitation for them. In the event the organization only has mailing addresses, ArtAuctionFundraiser.com will provide them with custom printed invitations and a press release that can be included in their next mailing.

         When a bidder arrives at the ArtAuctionFundraiser.com home page, there will be simple instructions on how to navigate the auction site as well as bidding instructions. From here, the constituents and guests of an organization will click on their organization's name or logo, which will take them to a welcome page that we have designed especially for that organization. This special welcome page is designed for the group at no cost, and may feature the colors and logo associated with the organization. This page will allow a space where a special message from an organization's president, chairperson(s) or any other appropriate individual may appear. The message will welcome the group's constituents and guests to the auction and may contain other information the organization may want to convey. It's now time to enter the auction.

         Once inside the actual auction site, an organizations patrons can peruse the wide variety of custom framed artwork and authentic sports memorabilia. Each auction item is displayed using the finest digital imagery available on the world wide web. Organizations supporters will have the ability to browse through the items up for auction or use a simple search function to locate just what they desire. Once a piece of artwork or memorabilia is found, bidding may begin. Bidding instructions are clearly written and easy to follow. When bidding on an item, there is immediate notification by e-mail that the bid has been received. Additionally, the bidder is always notified if they have been outbid, thereby enabling the opportunity to bid again. At the end of the auction, the successful bidders are notified by e-mail. Method of payment by the highest bidders will be secured by credit card. ArtAuctionFundraiser.com will accept American Express, Master, Visa and Discover credit cards. The sold works of art are then prepared for shipment directly to the successful bidders. Once the auction has ended and all financial settlements are complete, your organization will receive its entire commission along with a complete accounting of all bidders names, e-mail addresses, and purchases.


Additional revenue sources

         ArtAuctionFundraiser.com has programs that can produce a continuous revenue stream for organizations in addition to the commission from the online auction. ArtAuctionFundraiser.com offers an after sale program it can implement on behalf of organizations. With an organization's permission, ArtAuctionFundraiser.com would e-mail auction participants, notifying them of specials or promotions available at Artwork and Beyond's retail art site www.ArtinaClick. com. Should supporters respond to our e-mail and make a purchase, the organization will earn a commission on that sale. Commission will be paid to an organization each and every time a purchase is made.

         Another program we will offer would enable organizations to become an affiliate partner with ArtinaClick.com With this program an ArtinaClick.com banner is placed discreetly on an organization's web site. The banner ad would inform visitors that ArtinaClick.com is a fundraising affiliate of the organization. When a visitor to that organizations site clicks on our banner ad, he/she will be taken to our site. Whenever a purchase is made, the organization will receive a commission on that sale.

         ArtinaClick is a premiere merchant with GreaterGood.com. GreatGood.com is one of the leading charity malls, whereby a user can purchase merchandise and a percentage of the sale goes back to a particular organization. The GreaterGood shopping mall is also located on approximately 5000 non for profit web sites that are part of the GreaterGood.com network.


         ARTinaClick is a premiere art merchant in MyOnlyCatalog.com. MyOnlyCatalog is an e-shopping destination site that brings together merchants and consumers in one convenient setting. MyOnlyCatalog allows shoppers to browse a large selection of catalogs, searching by individual companies, product categories, or specific items, using one shopping bag and one convenient checkout process to purchase merchandise from hundreds of catalogs, all at one web location.


Competition

         Our primary competition in the e-commerce space includes companies such as Art.com, ArtSelect, NextMonet and Barewalls. Our current competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, and technical resources then Artwork and Beyond. There are a number of companies that compete with us in the auction market, the largest of which are eBay and Amazon.com. Both of these companies have far longer operating histories, greater name recognition, larger customer bases and greater financial and technical resources.


         In addition, new technologies and the expansion of existing technologies may increase competitive pressures. As a result of increased competition, we may experience reduced operating margins, as well as loss of market share and brand recognition. We cannot be certain that we will be able to compete successfully against current and future competitors and competitors could have a material adverse effect on our revenue growth and earnings.

Intellectual Property

         Our ability to compete successfully and achieve future revenue growth will depend, in part on our ability to protect our proprietary technology and operate without infringing the rights of others. We have filed an application for a United States Registration for "ArtinaClick.com".

Employees


         As of June 10, 2001, we have 5 full-time employees and 3 part-time employees. We have employees in production, marketing, administration, and management. None of our employees are represented by a labor union and we have not experienced any work stoppages. We consider our employee relations to be good.

Facilities

         We currently lease approximately 5,000 square feet of general office space in Holbrook, New York which serves as our executive offices. The lease is month-to-month and the monthly rental is $2,916.67. Our current facilities will provide adequate space to house the business through our current growth, however, as we continue to execute our plan, additional operational and administrative space may be required. We believe that adequate additional space is available on competitive terms.

Legal proceedings

         There are no material legal proceedings pending to which we are a party, and we are unaware of any contemplated material legal actions against us.

                               Plan of Operations



         Artwork and Beyond is a Delaware corporation which was formed on August 5, 1999. The Company closed on a private placement in September of 2000 in which $1,200,000 was raised. To date, the proceeds of the offering have been used for the following:

           o Completion of the Companies retail web site www.ARTinaClick.com. The site was launched in December of 2000.

           o Marketing of the retail site, which includes agreements with Microsoft and Lycos.

           o   Hiring of personal.

           o   Marketing and personal for www.ArtAuctionFundraiser.com

           o   Working Capital


Our primary business is the sale of art, in two major areas:

           1.  Online retail sale of art; and

           2.  Internet based charity art auctions.


         The Company's online retail division, ARTinaClick.com, provides the consumer with a "one-stop" shopping experience for the purchase of art online. ARTinaClick offers a vast selection of images ranging from originals, lithographs, serigraphs, limited editions, prints and posters, to sports memorabilia and collectables. Items range in price from $5.00 to $1500 with the average sale being approximately $85.00. Items offered are at substantial savings from traditional retail galleries. The company believes that its business strategy combined with targeted marketing and fulfillment will make it the premiere Internet site for art buying in the e-commerce space.

         The Company currently markets its products and services through two distinct sales models, affiliate programs and advertising programs. ARTinaClick currently advertises on both the Microsoft and Lycos shopping network. In this model, ARTinaClick pays a monthly fixed fee to have all of its items listed in the shopping channel of Microsoft and Lycos. Traffic is driven to ARTinaClick from both Microsoft and Lycos. If a sale is made, there are no funds due Microsoft or Lycos. The relationship is solely as an advertiser on their networks.

         The second sales channel utilized by ARTinaClick is the affiliate network. In this program, a third party site places an ARTinaClick banner ad or link onto their site. When a user clicks on that ad or link they are taken to ARTinaClick.com. When a sale is made, the referring site receives a commission. The commission can range from 10% -15% of the gross sale. In the affiliate model there are no upfront or advertising fees to ARTinaClick. The only fees paid are as a result of a sale. Currently ARTinaClick has affiliate deals with the following companies:

                  GreaterGood.com

                  Charity Mall.com.

                  MyOnlyCatalog.com

         In addition, ARTinaClick is a merchant with over 1500 affiliates in the Commission Junction network.

         The Company anticipates generating additional revenue by continuing to sign up affiliate partners and through strategic offline advertising. The Company's offline advertising will consist of FSI's (free standing inserts) in newspapers and traditional mailings. The cost of FSI's for circulation of 1,000,000 households is approximately $5,000.00. We anticipate running two to four times a year. The Company will rent lists of new homeowners and those individuals who have recently moved from list rental companies. The cost is approximately .25-.50 per name. We anticipate mailing test samples on a quarterly basis.

         ARTinaClick's retail online business competes in a market that is highly competitive and expects competition to intensify in the future. We currently or potentially compete with a variety of companies, both on the Internet and in brick-and-mortar galleries. Our competitors have significantly greater financial, technical, and marketing resources s. Those that have established a presence on the Internet have already begun to establish a customer base and their brand. Our Internet competitors include ArtSelect, NextMonet, Barewalls, and Guild.com, among others. Our brick-and-mortar competitors include national galleries such as Deck the Walls and Wentworth Galleries as well as a variety of regional and local galleries. All of these companies have existed for a longer period, have greater financial resources, have established marketing relationships with leading manufacturers, strategic partners and advertisers, and have secured greater presence in distribution channels. Some of these companies may also commence or expand their presence on the Internet. We believe that there are also numerous other smaller entrepreneurial companies that are focusing significant resources on developing web sites to market and sell artwork on the Internet that will compete directly with our web site.


         The Company's Internet based charity art auction division, ArtAuctionFundraiser.com intends to capitalize on the expertise of both its supplier Ross Galleries and ARTinaClick.com, to provide online charity art auctions. ArtAuctionFundraiser was launched on May 1, 2000. There are numerous organizations including, alumni groups, religious organizations, schools, health care organizations, and public radio stations, whose members are geographically dispersed. These organizations are constantly looking to raise funds to meet their operating budgets. The Company believes that an online auction would enable organizations to raise funds from their members no matter how geographically dispersed they may be. ArtAuctionFundraiser provides organizations with a turn- key service at no cost, enabling them to conduct online charity art auctions. Services include:

           1.  Custom online invitations and traditional invitations.

           2.  Customized press release.

           3. A customized homepage for organizations to welcome constituents and guests.

           4. A professional fund-raising consultant to guide organizations in preparing and promoting for the auction.

           5.  Display at least 1000 custom-framed works of art ready to hang.

           6.  Free processing of all M/C, Visa, Discover, and AmEx payments.

           7.  A full accounting of all purchases and bidders.

           8.  Certificate of authentication on all artwork.

           9. A commission of 10% to organizations on all sales that result from an affiliate program with ARTinaClick.com.

           10. A banner link from organizations website to the auction.


         Currently the Company has two full time sales men who are contacting organization through traditional telemarketing. These sales men are compensated strictly on commission.


         The Company believes that the online auction is at this point a proven concept, given sites such as eBay and Amazon, and little or no consumer resistance needs to be overcome. In addition, barriers to entry for newcomers wishing to offer charity auctions are significant, as credibility working with charities is difficult to build.

         We have entered into a fulfillment agreement with Ross Galleries located in Holbrook, NY for both ARTinaClick.com and ArtAuctionFundraiser.com. Ross Galleries has 25 full-time employees in a 20,000 sq. ft. facility. Ross Galleries has been in the charity art business for 13 years, has worked with 1700 different organizations, and conducted over 4000 land-based auctions. Management believes that the cost of implementing online charity auctions will be minimal, given Ross Galleries existing infrastructure.

         The Company anticipates receiving additional funds in conjunction with its current offering. The funds will be used for:

           o   Marketing of the online retail art business.

           o Marketing of the online Internet based charity art auction business.

           o   Inventory if needed.

           o   Personal.

         In the event these funds are not raised the Company believes that it has enough cash to build out its model over the next twelve months. In the event the funds are raised, the build out will be accelerated. Artwork and Beyond expects to hire additional employees to market its on line charity art auctions. These employees will be commission based. At the present time the Company does not expect any significant capital to be spend on plant and equipment.



                 Certain relationships and related transactions

         To the best of management's knowledge, other than as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which Artwork and Beyond was or is to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.


         In November 1999, Artwork and Beyond entered into a seven year (7) Supply Agreement with Ross Galleries, whereby Artwork and Beyond would purchase prints of work of art, framed and unframed, including lithographs, exclusively from Ross Galleries and Ross Galleries would supply such art to the Company exclusively for sale on the internet. Pursuant to the agreement, the Company shall purchase all of its requirements for art from Ross Galleries, provided, however, that the Company may purchase art from a third party (i) if such art is not available through Ross Galleries, or (ii) if the same quality of art offered by Art Galleries is available from a third party at a lower price. During the term of the agreement, Ross Galleries is prohibited from selling art through the internet or supplying framed art to any third party for sale directly or indirectly through the internet. Since the inception of the agreement through March 31, 2001, the Company has made payment to Ross Galleries in the amount of $31,557.44

         In January 2001, Biofarm, Inc., an unaffiliated entity, entered into a Subscription Agreement with Artwork and Beyond and acquired an aggregate of 600,000 shares of Artwork and Beyond's common stock in exchange for the payment of all of the expenses of this offering (see "Selling Securityholder" and "Principal Shareholders" herein). In addition, Biofarm agreed to a lock-up of 420,000 shares of the 600,000 shares of common stock offered for sale by the selling securityholder in this prospectus. For a period of 6 months from the date of the closing of this offering, an aggregate of 420,000 shares being offered by the selling securityholder will not be eligible for resale. Such lock-up will terminate upon the (a) expiration of such 6 month period, (b) the issuance by the company for any reason of any additional shares of common stock,
(c) mutual agreement of the company and the selling securityholder and (d) request by the company. It is estimated that Biofarm will incur expenses of approximately $95,000.00.

                             Executive Compensation


         The following table sets forth for each of the last three fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998 the remuneration paid by the Company to its Chief Executive Officer and the four other most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------------
                                          ANNUAL COMPENSATION                            LONG-TERM COMPENSATION
                                 ----------------------------------------------------------------------------------
NAME AND                         FISCAL                                               AWARDS           OTHER ANNUAL
PRINCIPAL POSITION               YEAR          SALARY($)        BONUS($)              OPTIONS(1)       COMPENSATION
-------------------------------------------------------------------------------------------------------------------

Howard Blum                       2000          $37,500           -0-                       -0-             -0-
Chief Executive Officer
and Co-Chairman of the Board

Jason Norbeto (2)                 2000          $75,000           -0-                   180,000             -0-
Chief Operating Officer


(1)      Options to purchase shares of Common Stock.
(2) Mr. Norbeto's appointment with Artwork and Beyond terminated on December 31, 2000.

         The following table sets forth certain information with respect to options granted during the last fiscal year to the Company's executive officers named in the above Summary Compensation Table.

(1)      Option/SAR Grants In Last Fiscal Year


                             Number of Securities           Percent of Total         Exercise or Base
                                  Underlying             Options/SARS Granted to           Price
Name                      Options/SARS Granted (#)      Employees in Fiscal Year%          ($/Sh)         Expiration Date
----                      -------------------------     -------------------------        ---------        ---------------
Jason Norbeto                      180,000                        100%                     $.92           September 2005






         The following table sets forth certain information with respect to options exercised during the last fiscal year by the Company's executive officers named in the Summary Compensation Table, and with respect to unexercised options held by such persons at the end of the last fiscal year:

          Aggregate Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values


                              Shares                               Number of Securities           Value of Unexercised in the
                           Acquired on     Value Realized         Underlying Unexercised             Money Options/SARs at
Name                       Exercise (#)          $              Options/SARS at FY-End (#)               FY-End ($) (1)
----                       ------------    --------------       ---------------------------       ----------------------------
                                                                Exercisable   Unexercisable       Exercisable    Unexercisable
                                                                -----------   -------------       -----------    -------------
None











Employment Agreements
         As of April 23, 2001, Artwork and Beyond does not have any employment agreements with any of its employees.

Stock Option Plans and Agreements

         Incentive Option Plan - In January 2000, our Directors adopted and the stockholders of Artwork and Beyond approved the adoption of Artwork and Beyond 2000 Incentive Stock Option Plan ("Incentive Option Plan"). The purpose of the Incentive Option Plan is to enable us to encourage key employees and Directors to contribute to the success of Artwork and Beyond by granting such employees and Directors incentive stock options ("ISOs").

         The Incentive Option Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors ("Committee") which will determine, in its discretion, among other things, the recipients of grants, whether a grant will consist of ISOs or a combination thereof, and the number of shares to be subject to such options.

         The Incentive Option Plan provides for the granting of ISOs to purchase Common Stock at an exercise price to be determined by the Board or the Committee not less than the fair market value of the Common Stock on the date the option is granted.

         The total number of shares with respect to which options may be granted under the Incentive Option Plan is 450,000 shares of common stock. ISOs may not be granted to an individual to the extent that in the calendar year in which such ISOs first become exercisable the shares subject to such ISOs have a fair market value on the date of grant in excess of $100,000. No option may be granted under the Incentive Option Plan after January 2010 and no option may be outstanding for more than ten years after its grant. Additionally, no option can be granted for more than five (5) years to a stockholder owning 10% or more of our outstanding Common Stock and such options must have an exercise price of not less than 110% of the fair market value on the date of grant.

         Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash or in shares of common Stock, or in a combination of both. We may lend to the holder of an option funds sufficient to pay the exercise price, subject to certain limitations.

         The Incentive Option Plan may be terminated or amended at any time by the Board of Directors, except that, without stockholder approval, the Incentive Option Plan may not be amended to increase the number of shares subject to the Incentive Option Plan, change the class of persons eligible to receive options under the Incentive Option Plan or materially increase the benefits of participants.]


         On September 30, 2000, the Company granted to an employee an option to purchase 180,000 shares of common stock, exercisable at $0.92 per share. The options vest one half on November 15, 2000, and the balance on May 15, 2001, and expire in September 2005. The exercise price equaled the fair value of the stock on the date of grant and, accordingly, the Company has not recorded any compensation expense related to these options.

         There were no stock option transactions during the initial period ended December 31, 1999.


                            Description of securities

General

         The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

         We are authorized to issue up to 20,000,000 shares of common stock, $.001 par value per share, of which 9,000,000 shares were issued and outstanding as of April 23, 2001. Our certificate of incorporation authorizes 1,000,000 shares of "blank check" preferred stock, none of which are outstanding.

Common Stock

         Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

         Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

         All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.


Preferred Stock

         None of the 1,000,000 "blank check" preferred shares are currently outstanding. Our Board of Directors has the authority, without further action by the holders of the outstanding common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

Warrants

         As of June 21, 2001, we have 100,000 warrants outstanding, exercisable at $3.70 per share, which expire on April 20, 2002.

         The exercise price of the warrants and the number of shares issuable upon exercise of the warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications.


Delaware Anti-Takeover Law Provisions

         As a Delaware corporation, we are subject to Section 203 of the General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owing 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with such Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by the directors who are also officers of the corporation and by certain employee stock plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and if such business combination is approved by a majority of the board members who were directors prior to any person's becoming an interested stockholder. The provisions of Section 203 requiring a super-majority vote to approve certain corporate transactions could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment of a premium over market price or changes in control or management of Artwork and Beyond.

Limitation on liability of directors

         Our certificate of incorporation provides that a director of Artwork and Beyond will not be personally liable to Artwork and Beyond or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of Artwork and Beyond
(i) for breach of the director's duty of loyalty to Artwork and Beyond or its stockholders, (ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), (iv) for any improper benefit or (v) for breaches of a director's responsibilities under the Federal Securities laws.


Dividend policy

         We have not paid any dividends on our Common Stock since our inception and do not intend to pay dividends on our common stock in the foreseeable future. Any earnings which we may realize in the foreseeable future will be retained to finance the growth of Artwork and Beyond.


Shares eligible for future resale

         As of June 21, 2001, we had an aggregate of 9,000,000 shares of our common stock issued and outstanding, all of which are "restricted securities," which may be sold only in compliance with Rule 144 under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment therefor may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. (Persons who are not our affiliates and who had held their restricted securities for at least two years are not subject to the volume or transaction limitations.) The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of the our securities.


Transfer agent and registrar


         The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

            Disclosure of commission position on indemnification for
                           securities act liabilities

         Our bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Artwork and Beyond, absent a finding of negligence or misconduct in the performance of their duties.

         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling Artwork and Beyond pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.


                              Plan of distribution


Escrow of Offering Funds


         400,000 shares will be offered on a "best efforts, all-or-none" basis. If 400,000 shares are not sold within 60 days from the date hereof, all monies received will be refunded to subscribers in full without interest thereon (unless the offering is extended for an additional 30 days). Each subscriber will receive from the Company confirmation of his subscription to purchase shares of common stock with instructions to forward their funds to __________. All proceeds raised in this offering will be deposited by noon of the next business day following receipt, in an escrow account maintained at Chase Manhattan Bank, 770 Lexington Avenue, New York, New York 10021-8182. All subscriber checks will be made payable to "Chase Manhattan Bank as escrow agent for Artwork and Beyond". During the period of escrow subscribers will not be entitled to a refund of their subscription. If at the end of the offering period, 400,000 shares have been sold, all funds in the escrow account will be released to Artwork and Beyond.



Restrictions on Resale

         Certain restrictions are applicable to the 420,000 shares of the 600,000 shares of our common stock offered for sale by the selling securityholder in this prospectus. For a period of six months from the date of the closing of this offering, an aggregate of 420,000 shares being offered by the selling securityholder will not be eligible for resale. Such lock-up will terminate upon the (a) expiration of such six month period, (b) the issuance by the company for any reason of any additional shares of common stock, (c) mutual agreement of the company and the selling securityholder and (d) request by the company. See ("Certain Relationships and Related Transactions"). The sale in the public market of such shares of common stock or the expectation of sales may adversely affect the prevailing market price of our common stock.


                                  Legal matters

         The validity of the common stock offered hereby will be passed upon for Artwork and Beyond by Berlack, Israels & Liberman LLP, New York, New York.

                                     Experts

         Certain of the financial statements of Artwork and Beyond included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Merdinger, Fruchter, Rosen & Corso, P.C., independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement.


                              Available Information


         We have filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Artwork and Beyond and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

         You should rely only on the information contained in this prospectus. We have not, authorized any other person to provide your with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                            ARTWORK AND BEYOND, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                      DECEMBER 31, 2000 AND MARCH 31, 2001

                            ARTWORK AND BEYOND, INC.
                          (A Development Stage Company)









                                    CONTENTS


                                                                        PAGE


INDEPENDENT AUDITORS' REPORT                                             F-3

BALANCE SHEET                                                            F-4

STATEMENT OF OPERATIONS                                                  F-5

STATEMENT OF STOCKHOLDERS' EQUITY                                        F-6

STATEMENT OF CASH FLOWS                                                  F-7

NOTES TO FINANCIAL STATEMENTS                                        F-8 to F-14

                          INDEPENDENT AUDITORS' REPORT




TO THE BOARD OF DIRECTORS OF ARTWORK AND BEYOND, INC.:

We have audited the accompanying balance sheet of Artwork and Beyond, Inc. (A Development Stage Company) as of December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Artwork and Beyond, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                        MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                        Certified Public Accountants

New York, New York
February 20, 2001

                            ARTWORK AND BEYOND, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET

                                                                                           March 31,              December 31,
                                                                                             2001                     2000
                                                                                    ----------------------     ------------------
     ASSETS                                                                               (Unaudited)
CURRENT ASSETS
     Cash and cash equivalents                                                      $             525,481      $         661,151
     Escrow receivable                                                                              8,789                      -
                                                                                    ----------------------     ------------------
     Total current assets                                                                         534,270                661,151

PROPERTY AND EQUIPMENT, net                                                                        26,257                 27,779
                                                                                    ----------------------     ------------------
     Total assets                                                                   $             560,527      $         688,930
                                                                                    ======================     ==================

     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Accrued expenses                                                               $              84,471      $          84,000
     Notes payable - shareholder                                                                   23,063                 23,259
                                                                                    ----------------------     ------------------
     Total current liabilities                                                                    107,534                107,259
                                                                                    ----------------------     ------------------

COMMITMENTS AND CONTINGENCIES                                                                           -                      -

STOCKHOLDERS' EQUITY
     Preferred stock, $.001 par value;
     1,000,000 shares authorized, no shares issued
     and outstanding                                                                                    -                      -
     Common stock, $0.001 par value;
     20,000,000 shares authorized,
     9,000,000 shares issued and outstanding                                                        9,000                  9,000
     Additional paid-in capital                                                                 1,358,503              1,358,503
     Deficit accumulated during
     the development stage                                                                       (914,510)              (785,832)
                                                                                    ----------------------     ------------------
     Total stockholders' equity                                                                   452,993                581,671
                                                                                    ----------------------     ------------------

     Total liabilities and stockholders' equity                                     $             560,527       $        688,930
                                                                                    ======================     ==================




The accompanying notes are an integral part of these financial statements.

                            ARTWORK AND BEYOND, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS


                                                                                         August 5,       August 5,
                                                                                           1999            1999
                                            Three Months Ended                          (inception)     (inception)
                                                March 31,               Year Ended          to              to
                                      -------------------------------  December 31,     December 31,      March 31,
                                          2001             2000            2000             1999            2001
                                      --------------   --------------  --------------  --------------  --------------
                                       (Unaudited)      (Unaudited)                                     (Unaudited)
Sales                                 $      53,723    $           -   $      19,113   $           -   $      72,836

Cost of sales                                27,034                -               -               -          27,034
                                      --------------   --------------  --------------  --------------  --------------
Gross profit                                 26,689                -          19,113               -          45,802

Selling, general and
administrative expenses                     162,785           60,121         791,568          23,919         978,272
                                      --------------   --------------  --------------  --------------  --------------

Loss from operations before
 interest income and provision for
 income taxes                              (136,096)         (60,121)       (772,455)        (23,919)       (932,470)

Interest income                               7,418                -          10,542               -          17,960
                                      --------------   --------------  --------------  --------------  --------------

Loss before provision for income
 taxes                                     (128,678)         (60,121)       (761,913)        (23,919)       (914,510)

Provision for income taxes                        -                -               -               -               -
                                      --------------   --------------  --------------  --------------  --------------

Net loss                              $    (128,678)   $     (60,121)  $    (761,913)  $     (23,919)  $    (914,510)
                                      ==============   ==============  ==============  ==============  ==============

Loss per common share - basic and
diluted                               $       (.014)   $       (.007)  $       (0.09)  $       (.005)  $        (.12)
                                      ==============   ==============  ==============  ==============  ==============

Weighted average shares outstanding       9,000,000        7,583,504       8,721,594       4,124,289       7,583,504
                                      ==============   ==============  ==============  ==============  ==============






The accompanying notes are an integral part of these financial statements.

                            ARTWORK AND BEYOND, INC.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY


                                                                                                      Deficit
                                                                                                    Accumulated
                                                          Common  Stock            Additional          During
                                                --------------------------------    Paid-in         Development
                                                     Shares           Amount        Capital            Stage             Total
                                                ----------------- -------------- ---------------   --------------   ---------------
Balance, August 5, 1999 (inception)                            -   $          -  $            -    $            -   $            -
Issuance of common stock for cash
- on December 1, 1999                                  3,791,752          3,792          26,208                 -           30,000
- on December 1, 1999                                  3,791,752          3,792          26,208                 -           30,000
Net loss                                                       -              -               -            (23,919)        (23,919)
                                                ----------------- -------------- --------------- ------------------- ---------------

Balance, December 31, 1999                             7,583,504          7,584          52,416            (23,919)         36,081

Conversion of note payable to common
 stock at May 15, 2000                                   379,175            379         349,621                  -         350,000

Issuance of common stock for cash
- on September 30, 2000                                  704,185            704         649,296                  -         650,000
- on September 30, 2000                                   54,169             54          49,947                  -          50,001
- on September 30, 2000                                   54,169             54          49,947                  -          50,001
- on September 30, 2000                                   54,169             54          49,947                  -          50,001
- on September 30, 2000                                   56,876             57          52,443                  -          52,500

Issuance of common stock to induce
 participation - September 30, 2000                      113,753            114         104,886                  -         105,000
Net loss                                                       -              -               -           (761,913)       (761,913)
                                                ----------------- -------------- --------------- ------------------- ---------------

Balance, December 31, 2000                             9,000,000          9,000       1,358,503           (785,832)        581,671

Net loss (unaudited)                                           -              -               -           (128,678)       (128,678)
                                                ----------------- -------------- --------------- ------------------- ---------------

Balance, March 31, 2001 (unaudited)                    9,000,000   $      9,000  $    1,358,503    $      (914,510)  $     452,993
                                                ================= ============== =============== =================== ===============








The accompanying notes are integral part of these financial statements.

                            ARTWORK AND BEYOND, INC.
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                         August 5,       August 5,
                                                                                           1999            1999
                                            Three Months Ended                          (inception)     (inception)
                                                March 31,               Year Ended          to              to
                                      -------------------------------  December 31,     December 31,      March 31,
                                          2001             2000            2000             1999            2001
                                      --------------   --------------  --------------  --------------  --------------
                                       (Unaudited)      (Unaudited)                                     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                               $   (128,678)   $      (60,121) $     (761,913) $      (23,919)  $    (914,510)
Adjustments to reconcile net loss to
net cash used by operating activities:
    Depreciation and amortization             1,522               746           3,034               -           4,556
    Common shares issued to
     induce participation                         -                           105,000               -         105,000
    (Increase) in escrow receivable          (8,789)                -               -               -          (8,789)
    (Decrease) increase in:
    Accrued expenses                            471             3,566          84,000               -          84,471
                                       --------------  --------------  --------------   -------------   -------------
NET CASH USED IN OPERATING ACTIVITIES      (135,474)          (55,809)       (569,879)        (23,919)       (729,272)

CASH FLOWS FROM INVESTING ACTIVITY
    Purchase of property and equipment            -           (15,295)        (30,813)              -         (30,813)
                                       --------------  --------------  --------------   -------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Note payable shareholder                  (196)                -               -               -            (194)
    Proceeds from short-term note payable         -            35,400          23,259               -          23,259
    Proceeds from issuance of convertible
     note                                         -                 -         350,000               -         350,000
    Issuance of common stock for cash             -                 -         852,503          60,000         912,503
                                       --------------  --------------  --------------   -------------   -------------

NET CASH USED IN PROVIDED BY
  FINANCING ACTIVITIES                         (196)           35,400       1,225,762          60,000       1,285,566
                                       --------------  --------------  --------------   -------------   -------------

NET (DECREASE) INCREASE IN CASH AND
 CASH EQUIVALENTS                          (135,670)          (35,704)        625,070          36,081         525,481

CASH AND CASH EQUIVALENTS
 - Beginning of Period                      661,151            36,081          36,081               -               -
                                       --------------  --------------  --------------   -------------   -------------

CASH AND CASH EQUIVALENTS
 - End of Period                       $    525,481    $          377  $      661,151   $      36,081   $     525,481
                                       ==============  ==============  ==============   =============   =============

CASH PAID DURING THE PERIOD FOR:
    Interest Expense                   $          -    $            -  $            -   $           -   $           -
                                       ==============  ==============  ==============   =============   =============
    Income Taxes                       $          -    $            -  $            -   $           -   $           -
                                       ==============  ==============  ==============   =============   =============

NON-CASH FINANCING ACTIVITY:
Conversion of note to common stock     $          -    $            -  $      350,000   $           -   $     350,000
                                       ==============  ==============  ==============   =============   =============

The accompanying notes are an integral part of the financial statements.

                            ARTWORK AND BEYOND, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 2000 AND MARCH 31, 2001


   NOTE 1 -         DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
                    ACCOUNTING POLICIES

                    Basis of Presentation
                    The accompanying financial statements include the accounts of Artwork and Beyond, Inc. (the "Company"), a Delaware corporation formed on August 5, 1999.

                    The Company conducts its operations from offices located in Holbrook, Long Island, New York.

                    Unaudited Financial Information
                    In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly its financial position as of March 31, 2001 and 2000, and the results of its operations and cash flows for the three months ended March 31, 2001 and 2000. These statements are condensed and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The results of operations for the three months ended March 31, 2001 and 2000 are not necessarily indicative of the results to be expected for the full year.

                    Nature of Operations
                    The Company is currently a development-stage company under the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 7.

                    The Company was formed for the purpose of providing a medium for the purchase of artwork on the internet. The Company will offer artwork through its website on the internet and provide this artwork directly from the supplier (see Note
                    4). The Company will generate revenues by the sale of such artwork and framing, and does not currently carry any inventory. It is the Company's goal to become the dominant provider in the charity art auction market and retail market, both online and offline. It is anticipated that operating revenue will accelerate during the second and/or third quarter of the year 2001.

                    Use of Estimates
                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                    Revenue Recognition
                    Revenue is recognized from sales when artwork is shipped. Substantially all revenue is paid for prior to the artwork being shipped.

                            ARTWORK AND BEYOND, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 2000 MARCH 31, 2001


   NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                    Cash and Cash Equivalents
                    The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

                    Concentration of Credit Risk
                    The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

                    Fair Value of Financial Instruments
                    The carrying value of cash and cash equivalents and accounts payable approximates fair value due to the relatively short maturity of these instruments.

                    Property and Equipment
                    Property and equipment are recorded at cost. Repairs and maintenance costs are charged to operations as incurred. Depreciation is computed using straight-line methods calculated to amortize the cost of assets over their estimated useful lives, generally three to seven years. Upon retirement or other disposition of property and equipment, the cost and related depreciation will be removed from the accounts and the resulting gains or losses recorded.

                    Organization Costs
                    In accordance with American Institutes of Certified Public Accountants' Statement of Position ("SOP") 98-5 "Reporting on the Costs of Start-Up Activities", the Company expenses, as incurred, costs related to organizational and start-up activities.

                    Cost of Computer Software
                    In accordance with SOP 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use", the Company expenses, as incurred, such related costs.

                    Advertising Costs
                    Advertising costs are expensed as incurred and included in selling, general and administrative expenses. For the year ended December 31, 2000 and thru the month ended March 31, 2001 advertising expense was approximated $1,500.

                    Income Taxes
                    Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes". Deferred income taxes, if any, are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

                            ARTWORK AND BEYOND, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 2000 AND MARCH 31, 2001


   NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


                    Loss per share
                    The computation of basic earnings per share ("EPS") is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect. At December 31, 2000 and March 31, 2001, the Company had 559,175 potentially dilutive securities outstanding. On April 25, 2001 the Company effected a 3.7917519 for 1 split of its common stock. All share and per share amounts in the financial statements have be restated to give retroactive effect to this stock split.

                    Comprehensive Income
                    SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. At December 31, 2000 and March 31, 2001, and for the periods then ended, the Company had no items of other comprehensive income and has, therefore, not presented a Statement of Comprehensive Income.

   NOTE 2 -         PROPERTY AND EQUIPMENT

                    Property and equipment consist of the following:

                                                                                          March 31,               December 31,
                                                                                            2001                      2000
                                                                                        -----------               -----------
                           Equipment and Furniture                                       $   30,813                $   30,813
                           Less:  Accumulated Depreciation                                   (4,556)                   (3,034)
                                                                                        -----------               -----------
                                                                                         $   26,257                $   27,779
                                                                                         ==========                ==========

                    Depreciation expense for the twelve months ended December 31, 2000 is $3,034 and for the three months ended March 31, 2001 is $1,522.

                            ARTWORK AND BEYOND, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 2000 AND MARCH 31, 2001


   NOTE 3 -         INCOME TAXES

                    The components of the provision for income taxes for the year ended December 31, 2000 are as follows:

                                                                                      2000
                                                                                ---------------
                     Current Tax Expense
                         U.S. Federal                                            $            -
                         State                                                                -
                                                                                 --------------
                     Total Current                                                            -
                                                                                 --------------

                     Deferred Tax Expense
                         U.S. Federal                                                         -
                         State                                                                -
                                                                                 --------------
                     Total Deferred                                                           -
                                                                                 --------------

                     Total Tax Provision (Benefit) from
                      Continuing Operations                                       $           -
                                                                                  =============

                    The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

                    Federal Income Tax Rate                                               34.0%
                    Effect of Valuation Allowance                                        (34.0)%
                                                                                  ------------
                    Effective Income Tax Rate                                              0.0%
                                                                                  ============

                    At December 31, 2000, the Company had net carryforward losses of approximately $700,000. Because of the current uncertainty of realizing the benefits of the tax carryforward, a valuation allowance equal to the tax benefits for deferred taxes has been established. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period.

                    Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 2000 are as follows:

                                                                                       2000
                                                                                  -------------
                    Deferred Tax Assets
                     Loss Carryforwards                                           $          -

                     Less:  Valuation Allowance                                             (-)
                                                                                  ------------
                     Net Deferred Tax Assets                                      $          -
                                                                                  ============

                    Net operating loss carryforwards expire in 2020.

                            ARTWORK AND BEYOND, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 2000 AND MARCH 31, 2001



   NOTE 4 -         RELATED PARTY TRANSACTIONS

                    In November 1999, the Company entered into an agreement with a related company (an officer, director and shareholder of the Company owns this related company) whereby the Company will purchase prints of works of art, framed and unframed, exclusively from this related entity. The related entity has agreed to supply such art at competitive terms, on an exclusive basis to the Company for sale on the internet. The agreement is for a seven-year term, but can be terminated on 180 days written notice by either party.

                    Additionally, the Company leases its office space from this related company.

                    At December 31, 2000 and March 31, 2001, the Company is obligated to a shareholder pursuant to a non-interest bearing demand note for $23,259 and $23,063, respectively.

   NOTE 5 -         OPTIONS AND WARRANTS

         a)         Options
                    In January 2000, the Company adopted an incentive stock option plan ("ISO") which provides for the issuance of options to purchase 450,000 shares of common stock. The plan was established to provide employee incentives.

                    The Company will use the intrinsic value method (APB Opinion
                    25) to account for its stock options granted to officers, directors, and employees. Under this method, compensation expense is recorded over the vesting period based on the difference between the exercise price and quoted market price on the date the options are granted.

                    ISOs may not be granted to an individual to the extent that in the calendar year in which such ISOs first become exercisable the shares subject to such ISOs have a fair market value on the date of grant in excess of $100,000. No option may be granted under the ISO after January 2010 and no option may be outstanding for more than ten years after its grant. Additionally, no option can be granted for more than five years to a stockholder owning 10% or more of the Company's outstanding common stock and such options must have an exercise price of not less than 110% of the fair market value on the date of the grant. To date, no options have been granted pursuant to the ISO plan.

                    On September 30, 2000, the Company granted to an employee an option to purchase 180,000 shares of common stock, exercisable at $0.92 per share. The options vest one half on November 15, 2000, and the balance on May 15, 2001, and expire in September 2005. The exercise price equaled the fair value of the stock on the date of grant and, accordingly, the Company has not recorded any compensation expense related to these options.

                    There were no stock option transactions during the initial period ended December 31, 1999.

                            ARTWORK AND BEYOND, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 2000 AND MARCH 31, 2001


   NOTE 5 -         OPTIONS AND WARRANTS (Continued)

                    A summary of stock option transactions is as follows:

                                                                                             Year ended
                                                                                             December 31,
                                                                                                 2000
                                                                                             ------------
                    Outstanding, beginning                                                             -

                    Granted at an exercise price of $0.92 per share                              180,000
                                                                                                --------

                    Outstanding, ending                                                          180,000
                                                                                                ========

                    Exercisable, ending                                                           90,000
                                                                                               =========

                    The above number of options and exercise price reflect the effect of the stock split described in Note 7.

                    The Company accounts for its stock option transactions under the provisions of APB No. 25. The following pro forma information is based on estimating the fair value of grants based upon the provisions of SFAS No. 123. The fair value of each option granted during the periods indicated has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions:

                    Risk free interest rate                                                            5%
                    Life of the options                                                                18 months
                    Expected dividend yield                                                               0%
                    Expected volatility                                                                   0%
                    Weighted fair value of options granted                                            $0.25

                    Accordingly, the Company's pro forma net loss and net loss per share assuming compensation cost was determined under SFAS No. 123 would have been the following:

                    Net loss                                                            $(788,163)
                    Net loss per basic share                                            $   (0.09)

                    Weighted average option price per share
                    Granted                                                             $    0.92
                    Exercised                                                                   -
                    Cancelled                                                                   -
                    Outstanding at end of period                                             0.92
                    Exercisable at end of period                                             0.92
                    Weighted average remaining life
                      of options outstanding                                            57 months

                            ARTWORK AND BEYOND, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 2000 AND MARCH 31, 2001



   NOTE 5 -         OPTIONS AND WARRANTS (Continued)

           b)       Warrants
                    The Company has issued outstanding warrants to purchase 379,175 shares of common stock. The warrants are exercisable on or before April 20, 2002 at an exercise price of $0.98 per share. The above number of warrants and exercise price reflect the effect of the stock split described in Note 7.

   NOTE 6 -         COMMITMENTS AND CONTINGENCIES

                    The Company entered into a month-to-month lease for its office space, at a monthly amount of $2,917 from a related entity (see Note 4). Rental expense was $29,150 for the twelve months ended December 31, 2000, and $12,399 for the three months ended March 31, 2001.

                    The Company has an employment agreement with its chief operating officer with a one-year term commencing January 3, 2000 at a $75,000 base salary. There is a one-year option for 2001 at a base salary of $100,000, which the Company has elected to not exercise. The agreement also has certain bonus incentive clauses that call for maximum additional compensation of $25,000 per year and additional incentives in the form of stock options.

                    The Company entered into an agreement in March 2000 with an entity whereby a fee is to be paid for general business advice, structuring of transactions and introduction to potential investors. Additionally, if such entity introduces a potential acquisition target and such acquisition is consummated, a fee of 1% of the transaction value will be paid in stock and 1/2% of the transaction value in cash. In the fourth quarter of 2000, the Company paid fees to this entity of $73,150. Included in accrued expenses at December 31, 2000 and March 31, 2001, is $66,150, which will be paid to the entity in the third quarter of 2001 with common stock, at the fair market value when earned of $3.50.

   NOTE 7 -         SUBSEQUENT EVENT

                    In April 2001 the Company effected a stock split of its common shares by issuing 3.7917519 newly issued shares of $.001 par value common for each prior outstanding common share. The split increased the Company's authorized $.001 par value common stock shares to 20,000,000.


-----------------------------------------------------------  --------------------------------------------------------

         You should rely only on the information contained
in this document. We have not authorized anyone to provide
you with information that is different. This document may
only be used where it is legal to sell these securities. The information in this document may only be accurate on the
date of this document.                                                       Artwork and Beyond, Inc.

         Additional risks and uncertainties not presently
known or that are currently deemed immaterial may also                  Distribution of 400,000 shares of
impair our business operations.  The risks and                                     common stock
uncertainties described in this document and other risks
and uncertainties which we may face in the future will
have a greater impact on those who purchase our common
stock.  These purchasers will purchase our common stock at
the market price or at a privately negotiated price and                          _______________
will run the risk of losing their entire investment.
                                                                                    PROSPECTUS
                                                                                 ---------------

















                                                                                 _________, 2001





                                                             --------------------------------------------------------

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

            [Alternative page for Selling Securityholder prospectus]


PROSPECTUS                           Subject to Completion; dated ________, 2001


                         600,000 Shares of Common Stock

                                       of

                            Artwork and Beyond, Inc.


         We are registering 600,000 shares of our common stock for sale by Biofarm, Inc. This shareholder is referred to throughout this prospectus as "selling securityholder."


         This individual who wishes to sell its shares of our common stock may offer and sell its shares subsequent to the completion of the offering of the shares of the Company. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sales of shares by the selling securityholder.

         The shares of common stock being offered hereby will be subject to certain restrictions. See "Risk Factors -- Restrictions on Resale" and "Plan of Distribution -- Restrictions on Resale."

         No public trading market for our common stock exists. We anticipate that our common stock will initially be traded on the over-the-counter market after this offering.

                      ------------------------------------

         Our principal executive offices are located at 761 Coates Avenue, Holbrook, New York 11741. Our telephone number is (631) 471-0065.

                      ------------------------------------

         Our common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 5 before you decide to purchase any common stock.

                      ------------------------------------

         Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is ________, 2001

             [Alternate page for Selling Securityholder prospectus]

                                  The offering

Shares offered by Selling
  Securityholder............................................     600,000 shares of common stock.

Plan of distribution........................................     The offering of our shares of common stock
                                                                 is being made by a shareholder of our
                                                                 company who may wish to sell its shares.
                                                                 Sales of our common stock may be made by
                                                                 the  selling securityholder in the open
                                                                 market or in privately negotiated
                                                                 transactions and at market prices, fixed
                                                                 prices or negotiated prices. See "Risk
                                                                 Factors-Restrictions on Resale"

Use of proceeds..............................................    Artwork and Beyond will not receive any
                                                                 proceeds from the sale of shares owned by
                                                                 a selling securityholder.

                               Concurrent offering


Shares offered by Artwork and Beyond.........................    400,000 shares of common stock.

Shares to be sold by Selling Securityholder..................    600,000 shares of common stock.

Plan of distribution.........................................    Artwork and Beyond will offer and sell
                                                                 400,000 shares for cash at a price of
                                                                 $1.50 per share.

Use of proceeds..............................................    Artwork and Beyond will receive the
                                                                 proceeds to be derived from the sale of
                                                                 an aggregate of 400,000 shares of its common
                                                                 stock.

             [Alternate page for Selling Securityholder prospectus]

                                 Use of proceeds

         This prospectus is part of a registration statement that permits the shareholder of Artwork and Beyond who is identified in this prospectus to sell its shares of Artwork and Beyond common stock in the open market or in privately negotiated transactions. This shareholder is referred to throughout this prospectus as the "selling securityholder". As such, Artwork and Beyond will not receive any proceeds from this offering.

             [Alternate page for Selling Securityholder prospectus]


                               Concurrent offering

         The registration statement of which this prospectus is a part also includes a prospectus with respect to the offering by Artwork and Beyond for cash of 400,000 shares of Artwork and Beyond common stock. This distribution may have a material adverse effect on the market price of the common stock offered by the selling securityholder.

                              Plan of distribution

         The common stock offered by this prospectus may be sold from time to time directly by the selling securityholder. Alternatively, the selling securityholder may from time to time offer those shares through underwriters, brokers, dealers, agents or other intermediaries. The selling securityholder as of the date of this prospectus has advised us that at that time there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the selling securityholder may be effected in one or more transactions that may take place on the OTC Electronic Bulletin Board (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling securityholder, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTC Electronic Bulletin Board; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholder in connection with sales of the common stock.

         The selling securityholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling securityholder. The selling securityholder also may sell shares short and redeliver the shares to close out such short positions. The selling securityholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

         The selling securityholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling securityholders.

         Although the common stock covered by this prospectus is not currently being underwritten, the selling securityholder or its underwriters, brokers, dealers or other agents or other intermediaries that may participate with the selling securityholder in any offering or distribution of common stock may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling securityholder will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling securityholders.


         We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of the shares.

         The selling securityholders are subject to the applicable provisions of the Exchange Act, including, without limitation, Rules 10b-5 and Regulation M thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common stock may not simultaneously purchase such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution.

         In addition, in connection with the transactions in the common stock, we and the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the Rules set forth above, and in so far as we and the selling securityholders are distribution participants, Regulation M. These restrictions may affect the marketability of the common stock. The selling securityholders will pay all commissions and certain other expenses associated with the sale of the common stock.


         In order to comply with certain state securities laws, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

         All of the expenses of this offering are being paid for by the selling securityholder. See "Certain Relationships and Related Transactions". However, any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the common stock will be borne by the selling securityholders.

         We have agreed to indemnify certain of the selling securityholders against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments to which any of those securityholders may be required to make in respect thereof.

             [Alternate page for Selling Securityholder prospectus]

                             Selling Securityholder


         All of the 600,000 shares of Artwork and Beyond common stock being offered by this selling securityholder's prospectus are owned by and registered in the name of Biofarm, Inc., a Delaware corporation whose address is 1244 Main Street, Linfield, PA 19468. Biofarm does not own any other shares of Artwork and Beyond and as a result after this offering is complete will own none of the Company shares of common stock.

            [Alternative page for Selling Securityholder prospectus]



-----------------------------------------------------------  --------------------------------------------------------

     You should rely only on the information contained
in this document. We have not authorized anyone to provide
you with information that is different. This document may
only be used where it is legal to sell these securities. The information in this document may only be accurate on
the date of this document.                                                   ARTWORK AND BEYOND, INC.

     Additional risks and uncertainties not presently
known or that are currently deemed immaterial may also                          600,000 shares of
impair our business operations.  The risks and                                     common stock
uncertainties described in this document and other risks
and uncertainties which we may face in the future will
have a greater impact on those who purchase our common
stock  from the Selling Securityholder.  These purchasers
will purchase our common stock at the market price or at a                       _______________
privately negotiated price and will run the risk of losing
their entire investment.                                                            PROSPECTUS
                                                                                 ----------------
                     -----------------
                     Table of contents
                     -----------------

Summary.................................................
Selected financial data.................................
Risk factors............................................
Use of proceeds.........................................
Dilution................................................
Concurrent offering.....................................
Plan of distribution....................................
Our business............................................
Management's discussion of financial
     condition and results of operations................
Management..............................................                           ___________, 2001
Security ownership of certain beneficial
     owners and management..............................
Description of securities...............................
Legal matters...........................................
Experts.................................................
Disclosure of Commission's position on
     Indemnification for Securities
     Act liabilities....................................
Financial statements....................................
                                                             --------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law (the "GCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The GCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

         Article Sixth of our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the GCL. Our by-laws provide for indemnification of all persons whom it shall have the power to indemnify pursuant to Section 145 of the GCL.

         The effect of the foregoing is to require Artwork and Beyond to the extent permitted by law to indemnify the officers and directors of Artwork and Beyond for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Artwork and Beyond pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         We do not currently have any liability insurance coverage for its officers and directors.

Item 25.  Other Expenses of Issuance and Distribution

             The following table sets forth the costs and expenses payable by Biofarm, Inc. in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee:

         SEC registration fee...........................................$375.00
         Printing and engraving expenses.............................$10,000.00
         Accounting fees and expenses................................$20,000.00
         Legal fees and expenses.....................................$50,000.00
         Transfer agent's fees and expenses...........................$5,000.00
         Miscellaneous...............................................$10,000.00

                  Total..............................................$95,375.00

Item 26.  Recent Sales of Unregistered Securities.

         Set forth below is information regarding the issuance and sales of Artwork and Beyond 's common stock without registration during the last three years. Other than as set forth below, no such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.


             During the fourth quarter of 1999, we issued 7,583,504 shares of common stock to directors and officers of Artwork and Beyond, pursuant to a private place memorandum which relied on the exemption afforded by Section 4(2) of the Securities Act.

             During the third quarter of 2000, we issued 1,416,496 shares of common stock, at $.92 per share, to accredited individual investors pursuant to the exemption provided by Section 4(2) of the Securities Act. We paid, $73,150 finders fee in connection with such transaction.

             During the first quarter of 2001, we issued 600,000 shares of common stock to Biofarm, Inc. pursuant to a subscription agreement and in accordance with Section 4(2) of the Securities Act.


Item 27.  Exhibits

Exhibit
Number   Name
-------  ----


3.1      Restated Certificate of Incorporation*
3.2      Bylaws*
5.1      Opinion of Berlack, Israels & Liberman LLP**
10.1 Supply Agreement, dated as of November 1, 1999, between Artwork and Beyond and Ross Galleries.*
10.2     Lease Agreement, between Ross Galleries and Artwork and Beyond, Inc.
10.3 Subscription Agreement, dated January 22, 2001, between Artwork and Beyond, Inc. and Biofarm, Inc.
10.4 Employment Agreement, dated December 17, 1999, between Artwork and Beyond, Inc. and Jason Norbeto.

23.1 Consent of Merdinger, Fruchter, Rosen & Corso, P.C., independent certified public accountants
23.2     Consent of Counsel (see Exhibit 5.1)




*Filed previously.


**To be filed by amendment.

Item 28.          Undertakings.

         The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (a) To include any prospectus required by section 10(a)(3) of
            Securities Act.

                (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(B) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.




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


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of New York, State of New York, on June 22, 2001.


                                        ARTWORK AND BEYOND, INC.



                                        By: /s/ Howard Blum
                                           -----------------------------------
                                           Name:  Howard Blum
                                           Title: Chief Executive Officer and
                                                   Co-Chairman of the Board



         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                        TITLE                                      DATE
----                        -----                                      ----


/s/ Howard Blum             Chief Executive Officer,              June 22, 2001
---------------             Co-Chairman of the Board
Howard Blum



/s/ Jay Camina              Co-Chairman of the Board              June 22, 2001
--------------
Jay Camina


/s/ J. R. LeShufy           Director                              June 22, 2001
-----------------
J. R. LeShufy






                                      II-4